SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 30, 2002

                             TRENDWEST RESORTS, INC.
             (Exact name of registrant as specified in its charter)

         Oregon                        000-22979               93-1004403
(State or other jurisdiction        (Commission File No.)     (IRS Employer
     of incorporation)                                      Identification No.)

                               98052 Willows Road
                            Redmond, Washington 98052
                     (Address of principal executive office)

                                 (425) 498-2500
               (Registrant's telephone number including area code)














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Item 1.  Change in Control of Registrant.

     On April 30, 2002, Cendant Corporation ("Cendant"), through a wholly-owned subsidiary ("Tornado Acquisition Corporation") purchased approximately 90.1% of the outstanding shares of Trendwest Resorts, Inc. common stock (the "Stock Purchase") from JELD-WEN, inc. ("JELD-WEN") and certain other shareholders of Trendwest Resorts, Inc. ("Trendwest"). A total of 32,800,234 shares of Trendwest common stock were acquired for approximately 42,551,732 shares of Cendant common stock, designated CD common stock, based on an exchange ratio of 1.2973 shares of CD common stock for each share of Trendwest CD common stock. In addition, on May 1, 2002, pursuant to a Stock Option Agreement between Cendant and Trendwest, Cendant purchased 100,000 shares of the Trendwest's common stock for $2.4 million in cash at $24.00 per share.

     Immediately prior to the Stock Purchase, JELD-WEN acquired the assets comprising the MountainStar development project from Trendwest. The purchase price for MountainStar was equal to the net book value of MountainStar, which was approximately $44 million, comprised of approximately $76 million in net assets less approximately $32 million of debt related to MountainStar assumed by JELD-WEN as a consequence of the MountainStar redemption. The purchase price was paid for by JELD-WEN by the redemption of 1,825,127 shares of its Trendwest common stock valued at $24.00 per share. These shares were cancelled. As previously announced, the Agreement and Plan of Merger and Reorganization, dated March 30, 2002, by and among Cendant, Tornado Acquisition Corporation and JELD-WEN (the "Merger Agreement") provides that in order to prevent the MountainStar redemption from causing the transaction to fail to qualify as a reorganization under section 368(a) of the Internal Revenue Code, if the average price of Cendant CD common stock is less than $10.00 on the closing date of the merger, then the MountainStar redemption will be cancelled, JELD-WEN and Trendwest will be returned to their respective positions prior to the MountainStar redemption, and the approximately 1.8 million shares of Trendwest common stock redeemed will be purchased from JELD-WEN by Cendant at the price per share paid by Cendant for JELD-WEN's shares of Trendwest common stock in the Stock Purchase.

     Immediately following the Stock Purchase, William F. Peare, Jeffrey P. Sites, Jerol E. Andres, Douglas P. Kintzinger and Roderick C. Wendt resigned as members of Trendwest's board of directors. Pursuant to the bylaws of Trendwest, Trendwest's board of directors elected James E. Buckman, Stephen P. Holmes, Samuel L. Katz, and Kevin M. Sheehan to fill the vacancies on the board of directors, each such director to hold office until the next annual meeting of shareholders.

     As previously announced, Cendant's acquisition of Trendwest is to be consummated in two steps. The second step of the transaction, which is the acquisition of the remaining outstanding Trendwest shares pursuant to a short-form merger, will close following the effectiveness of the registration statement on Form S-4 relating to the issuance of Cendant CD common stock to such remaining shareholders, which Form S-4 was filed on May 1, 2002, and the satisfaction of certain other conditions in the Merger Agreement. The exchange ratio for Cendant's acquisition of shares of Trendwest common stock in the second step will be no less than 1.2973 shares of CD common stock for each share of Trendwest common stock.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

         (c)      Exhibits

               2.1 Stock Purchase Agreement dated March 30, 2002 by and between Cendant Corporation, Tornado Acquisition Corporation , JELD-WEN, inc and certain other shareholders of Trendwest Resorts, Inc.. (1)

               2.2 Agreement and Plan of Merger and Reorganization by and between Cendant Corporation, Tornado Acquisition Corporation, JELD-WEN, inc. and Trendwest Resorts, Inc. dated March 30, 2002. (1)


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               99.1 Stock Option Agreement between Cendant Corporation and
                    Trendwest Resorts, Inc. dated as of March 30, 2002. (1)

               99.2 Conditional Stock Redemption Agreement dated as of March 30,
                    2002 by and between Trendwest Resorts, Inc., and JELD-WEN, inc. (1)

               ---------------
               (1) Incorporated by reference to Trendwest's Current Report on Form 8-K dated March 30, 2002.








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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               TRENDWEST RESORTS, INC.



                                               By:  /s/ Timothy O'Neil
                                                    ---------------------------
                                                    Timothy O'Neil
Date: May 2, 2002                                   Chief Financial Officer







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